EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of the 1st day of July, 1997 (the "Effective Date") by and between COASTAL PHYSICIAN GROUP, INC. (the "Employer" or "Coastal"), a Delaware corporation with its principal place of business in Durham, North Carolina and EUGENE F. DAUCHERT, JR. ("Employee"), a resident of Durham, North Carolina.

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, Employee is currently an employee of Employer pursuant to a Restated and Amended Employment Agreement dated as of January 15, 1997, the term of which has been extended on a month-to-month basis since the expiration of its initial term on April 30, 1997; and

     WHEREAS, Employer and Employee desire to substantially and materially modify the existing terms of employment of Employee in order to, among other matters, provide for an extended term of employment and to provide for different and additional duties and other matters; and

     WHEREAS, subject to the terms and conditions hereinafter provided, Employer desires to restate and amend the existing employment arrangement and to employ Employee, and Employee desires to accept such employment, on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the employment of Employee and the compensation to be paid by Employer to Employee, and the covenants set forth herein, Employee hereby accepts employment hereunder subject to the terms and conditions stated below, including the agreement of Employee not to enter into certain competitive activities with the Employer, as follows:

     1. Employment. Employer hereby employs Employee, and Employee hereby accepts such employment, subject to the terms and conditions stated herein. This Agreement shall amend, restate and supersede the existing employment agreements and arrangements applicable to Employee, including without limitation the Restated and Amended Employment Agreement dated January 15, 1997.

     2. Term. This Agreement shall commence effective as of July 1, 1997 (the "Effective Date") and shall continue through and including June 30, 1998 (the "Initial Term"), unless this Agreement is (a) otherwise terminated in accordance with the provisions contained herein, or (b) extended by mutual agreement of Employer and Employee. After the Initial Term, this Agreement may be renewed or extended upon mutual agreement of the parties. If the parties do not agree to an extension on other terms, then this Agreement shall automatically renew on a month-to-month basis until either Employer or Employee gives at least thirty
(30) days notice that it or he will not extend the term past the end of the following calendar month.

     3. Duties.  Employee  shall perform the following  duties  pursuant to this
Agreement:

          (a) Employee shall serve as an Executive Vice President and Chief Administrative Officer of Employer. Employee is currently serving and will continue to serve on the Board of Directors of Employer. Employee may be removed at anytime from any board seat as deemed appropriate by the shareholders of Employer, and such removal shall not be considered a breach by the Employer of this Agreement. Removal of Employee from the office of Executive Vice President and Chief Administrative Officer shall be considered a material breach of the terms of this Agreement by Employer.

          (b) As the Chief Administrative Officer of Employer, Employee shall be principally responsible for the administrative and operational affairs of Employer and shall coordinate and supervise the legal affairs of the Employer, reporting to the Chief Executive Officer of Employer. In addition Employee shall be available to assist Employer and its related entities in connection with the management and operation of their respective businesses. Employee shall perform all duties and responsibilities normally associated with his officer and director positions and shall carry out such other duties and responsibilities and as otherwise may be reasonably assigned to Employee by the Chief Executive Officer of Employer. Employee shall continue to serve as President and Chief Executive Officer of Coastal Provider Networks, Inc. and shall be principally responsible for managing the operation and/or sale of that business unit.

               Without limiting the generality of the foregoing Employer shall have the following specific duties and responsibilities during the third and fourth fiscal quarters of 1997:

               (i) Third Quarter. During the third fiscal quarter of 1997 (July 1, 1997 to September 30. 1997), Employee shall:

               A. Work with Hassenger Management Strategies, Inc., Charles F. Kuoni III, Ltd., and Bradford C. Walker (the "Consultants"), who have been engaged by Coastal, to develop a transition plan;

               B. Work with the Consultants to develop a corporate group reduction plan to reduce expenses and functions of Employer as the holding company for its various subsidiaries;

               C. Develop cash management and reporting systems needed in connection with the financing being provided by affiliates of National Century Financial Enterprises, Inc.;

               D. Continue to provide oversight of the operations of Integrated Provider Networks, Inc. and Practice Solutions, Inc. and their affiliates;

               E. Oversee and direct the divestiture of Better Health Plan, Inc. if approved by the Board of Directors of Employer;

               F. Oversee and direct the divestiture, closure or retention of other business units as appropriate;

               G. Participate with the Consultants and other senior management of the Company in the development of the 1998 budget and cash flow projections and strategies.

               (ii) Fourth Quarter. During the fourth fiscal quarter of 1997 (October 1, 1997 to December 31, 1997), Employee shall:

               A.  Continue  and  complete  matters   described  in  (i)  above,
          including completion of the transition plan and the corporate group reduction plan;

               B. Develop specific cash management and operating improvements plans for specific significant business units ("SBUs");

               C. Develop and implement incentive compensation programs for SBU leaders;

               D. Working with the Chief Financial Officer, review and recommend financial and management reporting systems for Employer and the SBUs;

               E. Develop and implement a real estate/facilities management plan;

               F. Develop a corporate compliance plan for all subsidiaries and holding companies of Coastal, similar to that currently in place at Healthcare Business Resources, Inc.

          (c) Employee shall at all times abide and observe Employer's policies and procedures as are in effect from time to time. Employee acknowledges that Employer is an equal opportunity employer and that Employer's established policy is not to discriminate on the basis of age, marital status, race, color, sex, religion or national origin, or to violate any federal or state anti-discrimination law. Employee shall be responsible for carrying out and implementing the foregoing policy throughout the operations and activities of Employer.

     4. Compensation. For the services provided by Employee as an employee of Employer, Employer shall pay Employee the annual base salary (the "Base Salary") and other compensation identified on Exhibit A.

     5. Additional Benefits. Commencing on or about the Effective Date, and thereafter during the Initial Term of this Agreement, Employee shall be entitled to and Employer shall provide to Employee all employment benefits which are generally provided to senior executive officers of Employer. In addition, Employer will provide Employee an office and administrative support appropriate to Employee's position, and Employer will pay the cost of continuing legal education required to maintain the law license of Employee and provide reimbursement of usual and customary dues and license fees consistent with other senior management.

     6. Devotion of Time. During the term of this Agreement, Employee shall devote his full time and attention to the business of Employer and its affiliates in a manner and to an extent commensurate with the commitment of other executive officers of Employer, to fulfill his duties and responsibilities under the Agreement and to advance the business interests and good reputation of Employer and the direct and indirect subsidiaries of Employer.

     7. Confidentiality and Non-Disclosure. Employee acknowledges that, during this employment, he will gain access to, or possession or knowledge of, numerous trade secrets, confidential information, other valuable properties not generally available to the public and proprietary information, including but not limited to, hospital and healthcare facility client lists, client files and records, lists of potential clients, prospects or targets, and/or other market and marketing data and plans, price books, promotional devices and methods, business methods, manuals and plans, business and sales techniques, strategic plans, computer programs, hospital and physician contracts, and research and development (hereinafter referred to collectively as "Confidential Information"). Employee acknowledges that such Confidential Information is unique and a valuable asset which is owned solely by Employer (or affiliates of Employer) and is to be used only for Employer's or its affiliates' (other than any natural persons) benefit. Employee shall not, during or after the term of this Agreement, disclose, divulge, reveal, transfer, reproduce, sell, capitalize upon or take advantage of such Confidential Information and, in addition, Employee shall exercise all reasonable efforts and precautions to protect against such Confidential Information from misappropriation, misuse, disclosure, breach of confidentiality, or other conduct or action inconsistent with
Employer's rights; provided, however, that Confidential Information may be disclosed to the extent (i) required by law or court order or (ii) generally available to the public other than by unauthorized disclosure. Upon termination of this Agreement, Employee shall return immediately to Employer all of
Employer's (or its affiliates) property (including, without limitation, Confidential Information) in Employee's possession or control. Any materials, manuals, documents or records developed, written, edited or designed by Employee while employed by Employer are the exclusive property of Employer.

     8. Covenant Not To Compete. Employee will, as a result of this employment, be responsible for the executive management and direction of substantial business resources and assets of Employer and its affiliates and will develop additional contacts and relationships with numerous individuals, executives, companies, insurers, providers and health maintenance organizations which are also involved in the managed healthcare business. Such individuals and organizations will have business and contractual relationships with Employer or its affiliates that will be a valuable asset thereof. Employee therefore agrees as follows:

          (a) Employee agrees that for a period of six (6) months after termination of this Agreement, Employee will not become employed by, own, operate, manage, or provide consulting services to any business that provides the same type of services as Employer currently provides in the states where Employer is providing services as of the date of termination of this Agreement.

          (b) Employee agrees for a period of twelve (12) months after termination of this Agreement, not to solicit any hospital, clinic, healthcare facility or other client having a contractual or business relationship with Employer or of any subsidiary of Employer, or of any prospect or potential client to which a marketing proposal or presentation was made within six (6) months of termination, and of which Employee was aware, involving the provision of healthcare services, which solicitation would be for the purpose of providing healthcare or healthcare related services.

          (c) Employee further agrees to refrain for a period of twelve (12) months following the termination of this Agreement, from any activity of any nature intended or reasonably calculated to result in the termination or cancellation of any contractual or business arrangement between the Employer or any subsidiary of Employer, and any insurer, client, facility or other business or entity.

          (d) Employee agrees to notify any entity or organization of which he is a director, significant shareholder (or other equity owner), manager, general partner, executive officer or as to which he is otherwise a controlling party or over whom he exerts significant influence (an "Affiliate") of the provisions of Sections 7, 8 and 9 of this Agreement, and Employee agrees that he will not cause or permit such Affiliate to engage in any activity that would be prohibited for Employee personally under this Agreement.

          (e) Nothing in this Agreement shall prevent Employee from making passive investments in third parties so long as such investments do not require Employee to perform any services in connection with any such investments in such third parties.

     9. Solicitation of Other Employees.

          (a) Employee agrees that he shall not, for a period of twelve (12) months after the termination of this Agreement, solicit or seek to influence, either directly or indirectly, any employee or any physician or healthcare provider under contract with Employer at any time during Employee's employment by Employer or any of its subsidiaries or affiliates, to enter into any employment agreement, independent contractor arrangement, or any other contractual arrangement whereby such individual would perform services for compensation, either directly or indirectly, for any person, firm, corporation or other entity or business that provides products or services in competition with Employer or any of its subsidiaries or affiliates.

          (b) Employee further agrees that neither he nor any Affiliate shall, for a period of twelve (12) months after the termination of this Agreement, hire, employ, enter into any employment agreement, independent contractor arrangement, or any other contractual arrangement whereby a "Coastal Employee" (as defined below) would perform services for compensation for Employee or such entity. For the purposes hereof, "Coastal Employee" shall mean any person who has been employed by Coastal or any or its direct or indirect subsidiaries at any time during the six (6) month period immediately preceding the termination of this Agreement.

     10. Breach and Remedies.

          (a) Employee acknowledges that the breach or threatened breach of any of the covenants set forth in Sections 7, 8 or 9 may result in immediate and irreparable injury to Employer or its affiliates. Accordingly, Employee agrees the provisions of Sections 7, 8 and 9 shall inure to the benefit of and may be enforced by Employer or any if its affiliates. In addition to any rights or remedies available to Employer for a breach by Employee of Sections 7, 8 or 9, Employer and its affiliates shall be entitled to injunctive relief to enforce the obligations of Employee contained in such Sections. Nothing herein shall be construed as prohibiting Employer or its affiliates from pursuing any other legal or equitable remedies that may be available to it for any such breach or threatened breach, including the recovery of damages from Employee.

          (b) The periods of time provided for in Sections 7, 8 or 9 shall be extended by any period of violation or periods of time required to resolve by arbitration, not to exceed 45 days, any dispute regarding the provisions thereof.

          (c) Employee hereby acknowledges that the covenants set forth in Sections 7, 8 and 9 are reasonable in all respects and are necessary to protect the legitimate business interests of Employer and its affiliates. In the event that any of the provisions of this Agreement are found to be unenforceable or void (either in whole or in part), then the offending portion shall be construed as valid and enforceable only to the extent permitted by law and the balance of this Agreement will remain in full force and effect. It is the intention of parties to restrict the activities of Employee only to the extent necessary to protect the legitimate business interests of Employer, its subsidiaries and/or affiliates, and not to deprive Employee of the right or ability to earn a livelihood.

     11. Vacation and Sick Leave. All earned, accrued and unused vacation and any unused sick pay, upon termination, will be governed by Employer's then current policies.

     12. Termination. This Agreement may be terminated as follows:

          (a) Employer may terminate this Agreement without cause at any time upon thirty (30) days' prior written notice to Employee, and Employee may terminate this Agreement without cause at any time upon sixty (60) days' prior written notice to Employer. This thirty or sixty day period (as applicable) is hereafter referred to as the "Notice Period." In the event of such termination, Employee, if requested by Employer, shall continue to perform his obligations and duties under this Agreement and assist with the transition of duties to a new employee during the Notice Period. Employer, at its option, may notify Employee at any time during the Notice Period that no further services are to be performed. In the event that this Agreement is terminated without cause by either party, the covenants set forth in Sections 7, 8 and 9 shall continue in effect, and the applicable start date for the periods of time in Sections 7, 8 or 9 shall be the later of the date that notice of termination is given or the last date upon which services are performed.

          (b) Upon expiration of the Initial Term or any extended term (including month to month extensions) of this Agreement without renewal or extension or if this Agreement is terminated without cause by Employer at any time during the term hereof, Employer shall pay Employee an amount equal to one-half of the annual Base Salary then in effect (see Exhibit A), all to be paid out in equal installments over the six (6) months following the date of termination, beginning thirty (30) days from the date of termination.

          (c) This Agreement may be terminated by Employer at any time for cause upon written notice to Employee, which notice shall specify the reason for termination. For purposes of this Subsection 12(c), cause shall include, but shall not be limited to, the following: fraud; dishonesty; substantial and continuous nonperformance of assigned duties; failure to comply with a material written policy of Employer; failure by Employee to perform or meet objective and measurable standards; unlawful activities for which Employee is indicted or convicted in a jurisdiction of the United States; and material breach of this Agreement.

          (d) This Agreement shall terminate upon the death or total and permanent disability of Employee. In the event that this Agreement terminates due to Employee's death or total and permanent disability, Employer shall pay upon such termination to Employee, Employee's Base Salary accrued through the date of Employee's death or the date he becomes totally and permanently disabled, as the case may be. Permanent disability for purposes of this Agreement shall mean the inability to perform the functions of Employee's position for a continuous period of six (6) months.

          (e) This Agreement may be terminated by Employee upon a material breach of the terms of this Agreement by Employer, and if this Agreement is terminated at any time during the term hereof by Employer under this subsection, then Employer shall pay Employee an amount equal to one-half of the annual Base Salary then in effect (see Exhibit A), all to be paid out in equal installments over the six (6) months following the date of termination, beginning thirty (30) days from the date of termination.

          (f)  Except  as  expressly  set  forth   herein,   all  of  Employer's
obligations for compensation or other benefits shall terminate upon the effective date of the termination of this Agreement.

     13. Compliance With Securities Laws. Employee agrees to comply with all applicable federal and state securities laws and with all applicable policies of Employer concerning the buying and selling of stock of Employer by employees to the extent such policies do not restrict Employee's express rights under this Agreement.

     14. Entire Agreement. This Agreement contains the entire understanding between the parties and supersedes and cancels any prior oral and written understanding and/or agreements between them respecting the subject matter of this Agreement. This Agreement may be amended or modified only in writing signed by both parties.

     15. Severability. If any provision, term, condition, or clause of this Agreement or the application thereof shall be invalid or unenforceable to any extent, the remainder of this

Agreement shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

     16. Governing Law. This Agreement is made and entered into in the State of North Carolina and is to be construed in accordance with and take effect under the laws of the State of North Carolina without regard to principles of conflicts of laws.

     17. Assignment. No party shall have any right to assign, mortgage, pledge, hypothecate or encumber this Agreement in whole or in part, or any benefit or any right accruing hereunder, without in any such case first obtaining the prior written consent of the other party hereto, except that Employer may assign this Agreement to one of its affiliates or wholly-owned subsidiaries, provided that in the event of such an assignment, Employer shall remain primarily responsible for its obligations hereunder. All rights hereunder are personal to the Employee and shall cease upon the termination of this Agreement unless otherwise stated herein; provided, however, that the provisions hereof shall inure to the benefit of the personal representatives, heirs and legatees of Employee.

     18. Notice. Any notice, or other written communication to be given pursuant to this Agreement for whatever reason shall be deemed duly given and received
(a) if delivered personally, from the date of delivery, or (b) by certified mail, postage pre-paid, return receipt requested, three (3) days after the date of mailing, addressed: in the case of Employer, to its principal office and marked "Attention: President," and in the case of Employee, to his last known permanent address according to the books and records of Employer.

     19. Miscellaneous. Any protection, benefits, rights or other provisions given to Employer in this Agreement shall also be deemed to apply to, protect and inure to the benefit of Employer's affiliates and subsidiaries. All rights of Employer expressed in this Agreement are in addition to any rights available under the common law or other legal principles. Section or paragraph titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of person or persons, firm or firms, corporation or corporations, and as context may require.

     IN WITNESS WHEREOF, the parties sign and seal below, effective the date first written in this Agreement.


                                    EMPLOYEE:

                                                                          (SEAL)
                                    --------------------------------------
                                    Eugene F. Dauchert, Jr.


                                    EMPLOYER:

                                    COASTAL PHYSICIAN GROUP, INC.


                                    By:
                                       -----------------------------------
                                    Steven M. Scott, President and
                                    Chief Executive Officer
ATTEST:


By:
   --------------------------
     Assistant Secretary


      [CORPORATE SEAL]

                                    EXHIBIT A
                                    ---------

                                  COMPENSATION
                                  ------------


1. Base Salary. For services provided as an employee of Employer, Employee shall receive, beginning on the Effective Date, a base salary of $180,000 per annum (the "Base Salary") payable in accordance with Employer's current payroll practices; provided that during the Initial Term, the Base Salary will be paid monthly at a rate of $160,000 per annum with $10,000 (one-half of the balance) paid December 31, 1997 and $10,000 (one-half of the balance) paid June 30, 1998. The Base Salary shall be subject to annual review and adjustment as of each July 1 during the term of this Agreement (or such other times as may be determined by Employer), but if renewed by agreement of Employer and Employee for the period from July 1, 1998 through June 30, 1999, the Base Salary shall be expected to increase by seven and one-half percent (7.5%) or by an amount intended to bring Employee's Base Salary in line with other senior executives (this provision shall not create any right or obligation of Employer or Employee to extend the term of this Agreement or to prevent Employer and Employee from extending upon such terms and conditions as they determine by mutual agreement).

2. Incentive Bonus. Employee shall be entitled to an incentive or performance bonus (the "Incentive Bonus") equal to $90,000 (one-half of annual base pay), based on the following:

     (a) Employee must be employed by Employer on June 30, 1998 unless Employee's employment has been terminated (i) by Employer without cause under
Section 12(a), (ii) by death or disability of Employee under Section 12(d) where such death or disability occurs within the last four months of the Initial Term or (iii) by Employee because of a material breach by Employer as provided in
Section 12(e);

     (b) Employer and its consolidated subsidiaries must have achieved a positive Consolidated Cash Flow for the second fiscal quarter of 1998. For purposes of this Agreement, the following definitions and calculations shall apply:

          (i) "Consolidated Cash Flow" for any period shall mean the sum of (A) Consolidated Net Income (or minus Consolidated Net Loss) for that period of Coastal and its subsidiaries, (B) provisions for taxes based on income or profit that reduced that Consolidated Net Income (or increased that Consolidated Net Loss) for that period, and (C) depreciation and amortization expenses and other noncash items that reduced that Consolidated Net Income (or increased that Consolidated Net Loss) for that period.

          (ii) "Consolidated Net Income" or "Consolidated Net Loss" for any period means the consolidated net income or net loss of Coastal and its subsidiaries, excluding intercompany items and after deductions for minority interests, as determined in accordance with generally accepted accounting principles; provided that there shall be excluded

               (A) gain or loss resulting from the sale, conversion or other disposition of capital assets (i.e, assets other than current assets),

               (C) any gain or loss resulting from the write-up or write-down of any assets, and

               (D) any other gains or losses of any non-operating, non-recurring or extraordinary nature.

     (c) Calculations of Consolidated Cash Flow shall be made as promptly as is reasonable after the end of the Initial Term by the independent public accountants of Employer.

     (d) If earned, the Incentive Bonus may be paid by the Employer either (i) in cash or (ii) so long as Employer has common stock traded on a national securities exchange, in the form of registered common stock of Employer that may be freely traded (subject to trading blackouts that apply to Employee because of his position as a director and officer of Employer) on a national securities exchange, with the number of shares to be equal to 90,000 divided by the closing price of such stock on June 30, 1998 (or the last trading day prior to June 30, 1998 if June 30, 1998 is not a trading date), provided that the Employer shall issue cash in lieu of any fractional shares. In the event the Employer elects to pay in stock but does not have registered common stock available to pay the Incentive Bonus, then Employer shall pay one-third of the Incentive Bonus
($30,000) in cash and shall issue to Employee unregistered shares of common stock of Employer for the balance, with the number of shares to be equal to 60,000 divided by the closing price of such stock on June 30, 1998 (or the last trading day prior to June 30, 1998 if June 30, 1998 is not a trading date), provided that the Employer shall issue cash in lieu of any fractional shares. In the event the Employer issues unregistered shares, Employee understands that such shares will be issued by Employer in a private placement pursuant to
Section 4(2) of the Securities Act of 1933, as amended (the "Act"). Employee warrants and represents to Employer that he is acquiring the shares for his own account for investment purposes and without a view to distributing them to subsequent purchasers, and Employee understands that legends will be placed on the certificates evidencing the shares restricting their transfer or other disposition without registration under the Act or the availability of an exemption from registration under the Act.

3. Divestiture Bonus. The Restated and Amended Employment Agreement which this Agreement replaces provides for a Divestiture Bonus (in Section 8 of the Restated and Amended Employment Agreement). The only remaining assets to which the Divestiture Bonus applies as of the date of this Agreement are Integrated Provider Networks, Inc. ("IPN") and Practice Solutions, Inc. ("PSI"). Employee shall be entitled to any unpaid Divestiture Bonus for assets disposed of prior to the date of this Agreement, such Divestiture Bonuses to be paid in accordance with the terms of the Restated and Amended Employment Agreement. In addition, upon sale or divestiture of IPN and/or PSI during the term of this Agreement or within ninety (90) days of the termination of Employee's employment under this Agreement unless employment is terminated by Employer for cause, Employee shall be entitled to receive a Divestiture Bonus equal to 0.5% of the Net Proceeds, as hereinafter defined. The Divestiture Bonus shall be earned upon Employer's receipt of the sales proceeds from a sale or divestiture. For purposes of this paragraph, Net Proceeds shall have the same meaning as the term

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

"Transaction Consideration" set forth in the engagement letter with Advest, Inc. dated November 22, 1996 (or the equivalent term if another investment banker is engaged). Payment of any Divestiture Bonus will be made in two equal monthly installments commencing within thirty days of the receipt of the Net Proceeds by Coastal for the company for which the Divestiture Bonus is earned.

4. Stock Options or Awards. Employee shall be eligible for stock options and awards available to other senior management of Employer and its affiliates from time to time. This subsection shall not be a guarantee of any awards or options, and Employee recognizes that the awarding of such compensation is governed by plans adopted by the Board of Directors of Employer from time to time.

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